                                                                   EXHIBIT 10.19


                              PROGRAMMING AGREEMENT

THIS PROGRAMMING AGREEMENT ("Agreement") is made this 21st day of NOVEMBER, 1997 between CENTURY COMMUNICATIONS CORP. having an address of 50 Locust Ave., New Canaan, CT 06840 ("Century"), and WINK COMMUNICATIONS having address of 1001 Marina Village Parkway, Alameda, CA 94501 ("Wink").

        Whereas, Wink is the licensor of certain computer software referred to as Wink ITV Broadcast Server, versions 1.0 and 1.x updates ("Wink Software"); and

        Whereas, the application of Wink Software results in an enhanced image ("Enhanced Broadcasting") that consists of video originated from national broadcasters and cable programming networks that has been enhanced through the use of Wink Software (the "Service"); and

        Whereas, Wink desires to have Century test, and Century may desire to test in up to two (2) markets to be determined in Century's discretion, Wink Software and the Service in contemplation for potential distribution by Century to certain of its cable subscribers receiving advanced analog and/or digital service in test market(s) to be determined in Century's sole discretion (referred to individually and collectively as "Test Market"); and

        Whereas, Wink will provide Wink Software and the Service in a Test Market for six month periods (referred to individually and collectively as "Test Period"); and

        Whereas, Wink will provide Wink Software and the Service at no cost to Century in any Test Market during any Test Period; and

        Whereas, in the event Century launches advanced analog and/or digital service in Los Angeles, Wink may designate Los Angeles as a Test Market subject to the equipment restrictions as provided hereunder; and

        Whereas, at any time during a Test Period, Century may choose to terminate the test, subject to the restrictions as provided hereunder, or deploy Wink Software and the Service under the charter pricing and terms as established in Attachment A which is made a part hereof, and

        Whereas, the offers made herein shall terminate as of January 1, 1999, unless a Test Period is in effect in which event the offers made herein shall terminate as of the end of said particular Test Period;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1. In any designated Test Market, Wink will install Wink Software and activate the Service. When the Service is activated the Test Period shall begin. This date will be mutually agreed to by the parties.

2. Century agrees to provide a reasonable level of support to ensure the successful integration of Wink Software and the Service in a Test Market. Should Century need to incur expenses to implement Wink Software and the Service, Wink shall pre-approve and be responsible for these expenses including, without limitation, additional staffing costs. Century shall be responsible for all reasonable and standard maintenance of Century's head-end equipment during any Test Period in order to provide for uninterrupted carriage of the Service, except as may be required by local, state, or federal law, force majeure or other events or circumstances beyond Century's control. Reasonable and standard maintenance shall be determined by Century in Century's sole discretion.

3. Wink agrees to waive any and all monthly software license fees during any and all Test Period. Wink will waive any and all installation fees during any and all Test Period. Wink represents and warrants to Century that Century will incur no incremental fees or expenses from national broadcasters or cable programming networks ("Programmers") due to Century's implementing Enhanced Broadcasting in any Test Market. Wink shall indemnify Century for any breach of this representation and warranty. Century agrees not to charge Programmers any additional incremental fees to carry their enhanced video as part of the Service during any Test Period.

4. Wink agrees to purchase the necessary server platforms ("Server Platforms") for any Test Market with the understanding that following a Test Period, should Century deploy Wink Software and the Service in any Century market, Century may purchase the Server Platforms from Wink at a price to be negotiated by the parties at that time. If Century chooses to purchase advanced analog and/or digital set top boxes enabled with Wink engines Century shall have the right, in Century's sole discretion, to purchase these boxes from set top manufacturers at the Century negotiated rate. Notwithstanding the foregoing, if Century chooses, in Century's sole discretion, to deploy set top boxes in its existing inventory or purchase set top boxes off the shelf from any manufacturer that are not enabled with Wink engines, Century shall have no obligation to retrofit these boxes with Wink engines.

5. Wink Software and the Service shall at all times remain the property of Wink and Century shall have no right, title, or interest in Wink Software or the Service except for such use as is authorized by this Agreement. Wink shall perform all maintenance of Wink Software and the Service. Upon the expiration or termination of any Test Period or this Agreement, at a time agreeable to Century but in no event more than ninety (90) days after expiration or termination, Wink shall be solely responsible for the removal of any and all components of Wink Software and the Service.

6. Wink represents and warrants that neither Wink Software nor the Service infringes on any copyright, trademark, patent or any other right of any person or entity, and Wink shall protect, indemnify and hold Century harmless from any and all claims regarding this representation and warranty including, without limitation, attorney's fees.

7. The parties acknowledge that nothing contained herein shall obligate the parties to enter into any further business relationship or agreement or prohibit either party from entering into any business relationship or agreement with any other party and that neither party is relying on the other party in developing and operating its respective business. Except as set forth in this Agreement, there shall be no further obligation whatsoever on the part of either party, unless agreed to in writing by the parties.

8. Neither Century nor Wink shall be, or hold itself out as, the agent of the other. Nothing contained herein shall be deemed to create and the parties do not intend to create any relationship or partnership, joint venture or agency as between Century and Wink. Neither party is authorized or shall act toward third parties or the public in any manner that would indicate any such relationship with the other without the prior written consent of the other. For the purpose of promoting Enhanced Broadcasting, Century and Wink shall issue one mutually agreed upon press release after the execution of this Agreement, and Century and Wink may issue one mutually agreed upon press release for each Test Market within thirty (30) days of each Test Period.

9. In the event the Wink Software and/or the Service fails to perform as contemplated herein, Wink shall have thirty (30) days from notice to cure such failure of performance. In the event Wink fails to cure, Century may terminate the particular Test Period and/or this Agreement in Century's sole discretion. Notwithstanding anything to the contrary herein, in the event Wink Software and/or the Service causes, in Century's sole opinion, any disruption of Century's service and/or operations including, without limitation, blackouts, distortion or signal interference, Century may terminate this Agreement immediately without notice and Wink shall indemnify Century for any costs incurred by Century that arise from such disruption of service and/ or operations. Notwithstanding anything to the contrary herein, Wink shall indemnify and hold Century harmless from and against any and all claims arising out of the content of the Service whether or not such content originates from Programmers, Wink or any other party.

10. Nothing in this Agreement shall in any way affect or alter Century's rights with respect to its agreements with any and all Programmers. Further, nothing in this Agreement shall obligate Century to carry, or continue to carry, any Programmers in any market.

11. This Agreement will not be amended, changed or modified other than by written instrument, signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement.


WINK COMMUNICATIONS                             CENTURY COMMUNICATION
CORP.



By: /s/ Maggie Wilderotter                      By: /s/ Daniel Gold
Its: President & CEO                            Its: VICE PRESIDENT

                      WINK RESPONSE SERVICE TRANSACTION FEE


Purchase Transaction Fees                               Affiliate Revenue Share

(Viewer name, address, credit card)
        National Ads
        Local Ads

        1-5,000 transactions/mo                    [  *  ]*          [  *  ]
5,001 - 25,000 transactions/mo                     [  *  ]           [  *  ]
5,001 - 100,000 transactions/mo                    [  *  ]           [  *  ]
0,001 - 250,000 transactions/mo.                   [  *  ]           [  *  ]
0,001 - 500,000 transactions/mo                    [  *  ]           [  *  ]
500,001 - up transactions/mo                       [  *  ]           [  *  ]



Request Transaction Fees

(Viewer name, address only)

        1-5,000 transactions/mo                    [  *  ]           [  *  ]
5,001 - 25,000 transactions/mo                     [  *  ]           [  *  ]
5,001 - 100,000 transactions/mo                    [  *  ]           [  *  ]
0,001 - 250,000 transactions/mo                    [  *  ]           [  *  ]
0,001 - 500,000 transactions/mo                    [  *  ]           [  *  ]
500,001 - up transactions/mo                       [  *  ]           [  *  ]



--------
        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for Confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.

                                 CHARTER PRICING
                             CENTURY COMMUNICATIONS



10/28/97


OFFER CATEGORY CENTURY                 OFFER DETAILS        STANDARD WINK OFFER
AGREEMENT TERM                         3 YEARS               3 YEARS
"CHARTER" PRICING PACKAGE              [  *  ]               [  *  ]
                                       [  *  ]               [  *  ]
                                       [  *  ]               [  *  ]

PRE-LAUNCH PERIOD                      [  *  ]               [  *  ]